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                                                            Exhibit 5b


                       INVESTMENT ADVISORY AND MANAGEMENT
                               SERVICES AGREEMENT
                           FBL MONEY MARKET FUND, INC.
                      Amendment to Management Fee Schedule
                           Effective December 1, 1996

Amendment effective December 1, 1996 to the Investment Advisory and Management Services Agreement dated February 23, 1980 between FBL Money Market Fund, Inc. and FBL Investment Advisory Services, Inc. ("FBLIAS"). Pursuant to a resolution adopted by the Board of Directors on November 7, 1996, FBLIAS wishes to reduce the management fee rate for the Fund.

The compensation in paragraph 3 is hereby amended to reflect the reduction in management fees to 0.25% of the average daily net assets of the Fund.

The parties hereto have caused this amendment to be executed and delivered by the persons designated below on November 7, 1996 to become effective as of the day and year first written above.

FBL INVESTMENT ADVISORY                 FBL MONEY MARKET FUND, INC.
SERVICES, INC.

By: /s/ Richard D. Warming              By: /s/ Edward M. Wiederstein
    ------------------------------          ------------------------------
     President                               President

Attest: /s/ Dennis M. Marker            Attest: /s/ Richard D. Harris
        --------------------------              --------------------------
          Secretary                               Secretary